UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2016

MICHAEL KORS HOLDINGS LIMITED

(Exact name of Registrant as Specified in its Charter)

British Virgin Islands	001-35368	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Kingsway

London, United Kingdom

WC2B 6UF

(Address of principal executive offices)

44 207 632 8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The disclosure contained in Item 2.01 below is incorporated in this Item 1.01 by reference.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On May 31, 2016, Michael Kors Holdings Limited (the “Company”) completed the acquisition of Michael Kors (HK) Limited and its subsidiaries (together, “MKHKL”), the exclusive licensee of the Company in China and certain other jurisdictions in Asia. The acquisition was completed pursuant to a Share Purchase Agreement, dated May 31, 2016 (the “Purchase Agreement”), by and among Michael Kors (Europe) B.V. (the “Buyer”), MKHKL, Michael Kors Far East Trading Limited (the “Seller”) and, solely for purposes of certain provisions thereof, Sportswear Holdings Limited (“SHL”). SHL is the principal indirect shareholder of the Seller and an affiliate of our former directors, Silas K.F. Chou and Lawrence S. Stroll.

The aggregate consideration paid by the Company at the closing was equal to US$500 million, subject to an escrow of $47.5 million of the proceeds to satisfy certain potential Chinese withholding tax liabilities in connection with the transaction and an additional escrow of $52 million of the proceeds to satisfy potential indemnification claims by the Buyer and subject to certain other adjustments.

The Purchase Agreement contains customary representations, warranties and covenants from the parties. In addition, under the Purchase Agreement, SHL agreed to a release of certain pre-closing claims in favor of MKHKL and certain other persons and also agreed to certain post-closing restrictions on soliciting or hiring certain employees of the Company and MKHKL, respectively. MKHKL also agreed to a release of certain pre-closing claims in favor of the Seller and SHL and certain other persons.

Furthermore, the Buyer and the Seller entered into certain letter agreements with each of the direct and indirect shareholders of the Seller (other than SHL) pursuant to which such direct and indirect shareholders of the Seller agreed to a release of certain pre-closing claims in favor of MKHKL and certain other persons and also agreed to certain post-closing confidentiality provisions. The Buyer also entered into a non-solicitation agreement with Messrs. Chou and Stroll, pursuant to which they agreed to certain post-closing restrictions on soliciting or hiring certain employees of the Company and MKHKL, respectively.

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (i) are intended not as statements of fact, but rather as a way of allocating the risk between the parties to the Purchase Agreement, (ii) have been qualified by reference to confidential disclosures made by the parties in connection with the Purchase Agreement and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by investors in the Company. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding the parties or any of their respective businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

As of the date of the acquisition, Michael Kors, our Honorary Chairman and Chief Creative Officer, and John D. Idol, our Chairman and Chief Executive Officer, owned indirectly 14.3% and 8.1% of the ordinary shares of the Seller, respectively. In addition, an employee of the Company who is not an executive officer or director owned indirectly 0.5% of the ordinary shares of the Seller.

The acquisition was unanimously approved by the members of the Company’s board of directors (the “Board”), excluding Messrs. Kors and Idol who did not participate in the vote, upon recommendation of a Special Committee of the Board, comprised solely of independent directors, which was responsible for evaluating the terms of the acquisition. The Special Committee retained independent legal and financial advisors to assist it in evaluating and negotiating the terms of the acquisition and the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.

2.1*	Share Purchase Agreement dated as of May 31, 2016, by and among Michael Kors (Europe) B.V., Michael Kors (HK) Limited, Michael Kors Far East Trading Limited and Sportswear Holdings Limited.

*Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted. The Company hereby agrees to furnish a copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MICHAEL KORS HOLDINGS LIMITED

Date:	June 1, 2016	By:	/s/ Joseph B. Parsons
		Name:	Joseph B. Parsons
		Title:	Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer